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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K
                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934
    Date of Report (date of earliest event reported): February 2, 2001

                      Commission File Number: 1-9164



              Phosphate Resource Partners Limited Partnership
          (Exact name of Registrant as specified in its charter)


              Delaware                                    72-1067072
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                   Identification No.)


                           100 South Saunders Road
                        Lake Forest, Illinois 60045
                              (847) 739-1200
    (Address and telephone number, including area code, of registrant's principal executive offices)

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Item 5. Other Events and Regulation FD Disclosures.

        In January 2001, IMC Global Inc. ("IMC") amended its $550.0 million long-term credit facility, maturing in December 2002, and $250.0 million short-term credit facility, maturing in September 2001 (collectively, "Credit Facilities"). In connection with these amendments, Phosphate Resource Partners Limited Partnership ("PLP") and IMC Phosphates Company ("IMC Phosphates"), as well as IMC's other material domestic subsidiaries, guaranteed the obligations of IMC under the Credit Facilities. The guarantees by PLP and IMC Phosphates are limited by the amount of existing intercompany debt owed by such entities to IMC and its other subsidiaries. Any payments under such guarantees would constitute a corresponding repayment of such intercompany debt.

        The principal revisions that were made to the Credit Facilities by the January 2001 amendments were: (i) to restrict IMC's capital expenditures to an amount above currently anticipated capital expenditure levels; (ii) to generally restrict the payment of dividends, distributions and certain other payments to an aggregate of $40.0 million per year, other than as required in connection with IMC's interest in PLP; (iii) to amend certain financial covenants (leverage ratio and interest coverage ratio), including retroactive amendments to those covenants as of December 31, 2000; (iv) to provide for the issuance of guarantees of the Credit Facilities by certain IMC subsidiaries (including PLP and IMC Phosphates)as described below; (v) to add the requirement to secure the Credit Facilities under certain circumstances as described below; (vi) to provide for the contingent reduction of lending commitments (up to $150.0 million) in the amount of 50% of the proceeds of asset sales and equity issuances; (vii) to add PLP as a borrower under the Credit Facilities; and (viii) to increase applicable commitment fees and interest rates. As amended, commitment fees associated with the short-term and long-term facilities vary depending upon the Company's credit ratings and are currently 20.0 basis points and 22.5 basis points, respectively. Interest rates associated with the short-term and long-term facilities also vary depending upon the Company's credit ratings and are currently LIBOR plus 117.5 basis points and LIBOR plus 115.0 basis points, respectively.

        The Credit Facilities are currently unsecured, but, as a result of the recent amendments, borrowings by IMC are now guaranteed by IMC's material domestic subsidiaries. IMC has agreed to secure the facilities with substantially all of the stock and other equity interests and the assets of its domestic subsidiaries (which include PLP and IMC Phosphates) and with a portion of the stock and other equity interests of its foreign subsidiaries in the event that either (i) IMC's credit rating falls on its senior unsecured long term debt securities to BB (S&P) or Ba2 (Moody's) or (ii) IMC is unable to maintain its leverage ratio (as defined in the Credit Facilities) below 4.40 to 1.00 as of March 31, 2001 or thereafter. In addition, IMC has agreed to secure the facilities with substantially all of the stock and other equity interests of its domestic subsidiaries and with a portion of the stock and other equity interests of its foreign subsidiaries in the event that IMC's credit rating falls to BB+ (S&P) and Ba1
        (Moody's). Any such security interest granted by PLP or IMC Phosphates would only secure the amount of their limited guarantees of the Credit Facilities plus the amount of any loans and letters of credit under the Credit Facilities to or for the account of PLP or IMC Phosphates. Debt issued under certain other debt instruments of IMC and its subsidiaries will participate on an equal and ratable basis with the lenders under the Credit Facilities in the security interest granted in some or all of the collateral that secures the Credit Facilities. In the event that IMC becomes obligated to secure the Credit Facilities with assets (including accounts receivable), IMC will terminate its existing accounts receivable securitization facility in which IMC Phosphates participates.

        The  Credit  Facilities,  as  amended,  also  continue  to  contain provisions, substantially unchanged, which: (i) restrict the ability of IMC and its subsidiaries to dispose of a substantial portion of its consolidated assets; (ii) limit the creation of additional liens on IMC's and its subsidiaries' assets; and (iii) limit IMC's subsidiaries' incurrence of debt. The Credit Facilities also continue to contain financial and other covenants.




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                                SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Phosphate Resource Partners Limited
                                  Partnership

                                  By:   IMC Global Inc.
                                        It's Administrative Managing
                                        General Partner

                                  By:   /s/ J. Bradford James
                                      ---------------------------------
                                            J. Bradford James
                                            Executive Vice President and
                                            Chief Financial Officer



Date:  February 2, 2001